Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ESS TECH, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
    ESS Tech, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:
FIRST:    That the name of the corporation is ESS Tech, Inc. (the “Corporation”) and that the Corporation was first formed on July 21, 2020, under the laws of the Cayman Islands, under the name “ACON S2 Acquisition Corp.”
SECOND:    That the Corporation filed a certificate of domestication on October 8, 2021 pursuant to which it domesticated as a Delaware corporation and changed its name to “ESS Tech, Inc.”
THIRD:    That pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 8, 2021 (the “Certificate of Incorporation”).
FOURTH:     That pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Certificate of Amendment, declaring the terms and provisions of this Certificate of Amendment to be advisable, and directing the terms and provisions of this Certificate of Amendment to be submitted to and considered by the stockholders of the Corporation for approval.
RESOLVED, that the Certificate of Incorporation is hereby amended by amending and restating Article IX thereof in its entirety as follows:
“ARTICLE IX
Section 1.         To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2.         Subject to any provisions in the Bylaws of the Company related to indemnification of directors of the Company, the Company shall indemnify, to the fullest extent permitted by applicable law, any director of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of Directors.

Section 3.         The Company shall have the power to indemnify, to the extent permitted by applicable law, any officer, employee or agent of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 4.         Neither any amendment, repeal, nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal, elimination or adoption of an inconsistent provision.”
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FIFTH:     The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.
[Signature Page Follows]

    IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on this 19th day of May, 2023.

    By:    /s/ Eric Dresselhuys
    Name:    Eric Dresselhuys
    Title:    Chief Executive Officer